Exhibit 99.1

Press Contact Spencer Sias Varian Medical Systems +1 (650) 424-5782 spencer.sias@varian.com

FOR IMMEDIATE RELEASE

Varian Medical Systems Names New CFO

Gary E. Bischoping, Jr. of Dell Technologies named to replace the retiring Elisha Finney

PALO ALTO, Calif. — April 05, 2017 — Varian Medical Systems (NYSE: VAR) today announced it has named Gary E. Bischoping, Jr. of Dell Technologies as Chief Financial Officer effective May 8, 2017. Bischoping, 49, will replace Elisha W. Finney who earlier announced her retirement after serving Varian for more than 29 years including more than 18 years as Varian Medical Systems’ first CFO.

Bischoping has served Dell for the last 17 years, most recently as CFO of its Client Solutions Group where he leads an organization of 200 finance professionals in over 30 countries supporting a business of over $35B in revenue. He previously served as CFO of Dell’s Enterprise Solutions Group & Commercial Business, and Treasurer. He has also held management roles in financial planning & analysis, risk management and commercial financing at Dell. Before joining Dell, Bischoping worked in financial management consulting for Stern Stewart & Company, Xerox and the SK Group.

“Gary brings broad financial experience to Varian that will enable him to serve our management team and the company as a very effective business partner who will help to drive our ongoing growth strategy,” said Dow Wilson, President and CEO of Varian Medical Systems.

Both Bischoping and Finney will be attending Varian’s announced investor meeting in New York on Wednesday, May 10, 2017 at the New York Stock Exchange.

Bischoping earned his MBA at the Simon School of Business at the University of Rochester in 1997 and a BS in Accounting from the State University of New York at Oswego in 1990. He passed the Certified Public Accountants examination in 1991.

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About Varian Medical Systems
Varian Medical Systems focuses energy on saving lives and is the world's leading manufacturer of medical devices and software for treating and managing cancer. Headquartered in Palo Alto, California, Varian employs approximately 6,400 people at sites around the world. For more information, visit http://www.varian.com and follow @VarianMedSys on Twitter.